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Exhibit 10.14

SECOND AMENDMENT TO LEASE

        This Second Amendment to Lease, dated as of the            day of December, 2004, is by and between Wellsford/Whitehall Holdings, L.L.C., a Delaware limited liability company ("Landlord"), and TechTarget, Inc. (formerly known as TechTarget.com, Inc.), a Delaware corporation ("Tenant").

RECITALS

        WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of November 25, 2003, as amended by that certain First Amendment to Lease dated as of July 27, 2004 (as so amended, the "Lease") with respect to space in the building known and numbered as Cutler Lake Corporate Center, 117 Kendrick Street, Needham, Massachusetts (the "Building"), which space consists of approximately 42,330 rentable square feet, as more particularly described therein (the "Original Premises");

        WHEREAS, Landlord and Tenant wish to amend the Lease to (i) expand the Original Premises to contain certain space consisting of approximately 17,743 rentable square feet in the Building in the location shown on the floor plan attached hereto as Exhibit A (the "Expansion Premises"), and (ii) amend certain other terms of the Lease;

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Landlord and Tenant agree as follows:

1.
Demise of Expansion Premises.    Commencing on April 1, 2005 ("Expansion Premises Commencement Date"), Landlord hereby demises and leases to Tenant and Tenant accepts from Landlord the Expansion Premises. Except for Landlord's Work (as defined below), which shall be performed by Landlord at its sole cost and expense, the Expansion Premises are being leased in their present condition, "as is", without representation or warranty by Landlord. Except as otherwise expressly set forth herein, the lease of the Expansion Premises shall be upon all of the terms and conditions of the Lease.

2.
Expansion Premises Term.    The Term of the Lease with respect to the Expansion Premises shall commence on the Expansion Premises Commencement Date and shall expire on March 31, 2010.

3.
Amendment of Terms.    As of the Expansion Premises Commencement Date, the following terms whenever they appear in the Lease shall have the following meanings:

PREMISES RENTABLE AREA	60,073 rentable square feet, consisting of 42,330 rentable square feet of the Original Premises and 17,743 rentable square feet of the Expansion Premises.
ORIGINAL PREMISES:	The portion of the Building consisting of 42,330 rentable square feet in the location shown on Exhibit A-1 to the Lease.
EXPANSION PREMISES:	The portion of the Building consisting of 17,743 rentable square feet in the location shown on Exhibit A to the Second Amendment to Lease.
PREMISES:	The Original Premises and the Expansion Premises.
TENANT'S SHARE:
20% with respect to the Original Premises and 8.39% with respect to the Expansion Premises, each calculated based on a fraction, the numerator of which is the applicable Premises Rentable Area and the denominator of which is the Building Rentable Area. Tenant's Share shall be adjusted for changes in the Premises Rentable Area and/or the Building Rentable Area.
OPERATING EXPENSE BASE YEAR:	For the Original Premises: the calendar year ending December 31, 2004; For the Expansion Premises: the calendar year ending December 31, 2005.

REAL ESTATE TAX BASE YEAR:	For the Original Premises: the twelve month period ending on June 30, 2004; For the Expansion Premises: the twelve month period ending on June 30, 2005.
4.
Expansion Premises Base Rent.    In addition to the Base Rent set forth in the Lease for the Original Premises, beginning on the Expansion Premises Commencement Date, and throughout the Lease Term with respect to the Expansion Premises, Tenant shall pay Base Rent with respect to the Expansion Premises to Landlord in the manner and in accordance with the terms and conditions of the Lease, in the amounts as set forth below:

TERM	ANNUAL RENT	MONTHLY RENT	PER RENTABLE SQUARE FOOT
From April 1, 2005 through March 31, 2007	$372,603.00	$31,050.25	$21.00
From April 1, 2007 through March 31, 2008	$390,346.00	$32,528.83	$22.00
From April 1, 2008 through March 31, 2010	$425,832.00	$35,486.00	$24.00

5.    Landlord's Work.

        (a)   On or prior to January 1, 2005, Landlord shall, at Landlord's sole cost and expense, remove all existing furniture systems from the Expansion Premises and demolish portions of the Expansion Premises in accordance with a demolition plan prepared by Tenant and approved by Landlord in its reasonable discretion. Landlord further agrees to use good faith commercially reasonable efforts to set aside for reuse by Tenant certain building materials identified by Tenant prior to demolition, it being understood and agreed, however, that Landlord's failure to do so shall not constitute a default hereunder and shall not entitle Tenant to any rights or remedies at law or in equity. Landlord further agrees to construct the demising walls in accordance with the space plan previously approved by Landlord, provided, however, that Tenant shall pay to Landlord within ten (10) days after demand therefor one-half (1/2) of all costs incurred by Landlord in constructing said demising walls.

        (b)   Tenant acknowledges that the entrance to the Expansion Premises currently serves the Expansion Premises and the adjacent vacant space referred to in Section 7 below as the "First Refusal Space". In the event that Tenant does not elect to lease the First Refusal Space pursuant to Section 7 below, prior to a third party occupying and using the First Refusal Space for the conduct of business, Landlord shall cause a separate entryway to be created to serve the First Refusal Space.

6.    Tenant Improvements.

        (a)   Tenant is currently preparing, at its sole cost and expense, plans and specifications for the improvements Tenant desires to make to the Expansion Premises (the "Plans"). The Plans shall be submitted to Landlord for its approval, which approval shall not be unreasonably withheld and shall be granted or rejected within ten (10) days after Landlord's receipt of-the Plans. The Plans shall be stamped by a Massachusetts registered architect, and shall comply with all applicable laws, ordinances and regulations (including, without limitation, the applicable requirements of the Americans with Disabilities Act of 1990, as amended from time to time, and the regulations promulgated thereunder) and the requirements of the Lease regarding Alterations and shall be in a form satisfactory to appropriate governmental authorities responsible for issuing permits, approvals and licenses required for construction. Landlord's approval of any of the Plans shall not impose upon Landlord any responsibility or liability whatsoever to Tenant. Promptly after approval of the Plans, Tenant shall commence and exercise all reasonable efforts to complete the work specified therein ("Tenant's Work"). All of Tenant's Work shall be completed in accordance with the approved Plans and the requirements for Alterations set forth in the Lease. Copies of all permits and approvals required for Tenant's Work shall be furnished to Landlord promptly upon receipt thereof Tenant's Work shall be performed by a general contractor first approved by Landlord, which approval shall not be unreasonably withheld or delayed, under a written construction contract. The approval by Landlord of Tenant's general contractor shall not impose upon Landlord any responsibility or liability whatsoever to Tenant as a result of, or arising out of, the defaults or other acts or omissions of the general contractor. A copy of all required bonds and certificates of insurance required by the Lease shall be furnished to Landlord prior to commencement of construction and installation of Tenant's Work. Within forty-five (45) days after completion of any Tenant's Work, Tenant shall provide to Landlord "as-built" plans of the Tenant's Work. Tenant shall provide Landlord with copies of the certificate of occupancy for any Tenant's Work that requires a certificate of occupancy reasonably promptly after completion of such Tenant's Work.

        (b)   Landlord shall reimburse Tenant for the hard and soft costs incurred by Tenant with respect to the design of the Plans and the performance of Tenant's Work (the "Cost of Tenant's Work") up to $487,932.50 ("Landlord's Contribution"). If the Cost of Tenant's Work exceeds Landlord's Contribution, Tenant shall be entirely responsible for any excess. Landlord's Contribution shall be payable by Landlord to Tenant (or, at Landlord's election, directly to Tenant's contractor) upon written requisition to Landlord in monthly installments, as provided below, according to reasonable construction disbursement procedures and as Tenant's Work progresses. In any case, prior to payment of any such installment Tenant shall deliver to Landlord a written request, which request shall be given no more frequently than once every thirty (30) days, for such disbursement, which shall be accompanied by: (i) invoices for Tenant's Work covered by such request for disbursement; (ii) copies of partial lien waivers or final lien waivers for such disbursement (in the case of a final installment); and (iii) a certificate signed by the Tenant's architect certifying that Tenant's Work represented by the aforementioned invoices has been completed substantially in accordance with the Plans. Landlord shall pay each required installment within thirty (30) days of receiving the materials enumerated in the previous sentence. Each installment by Landlord will be in the amount of Landlord's pro-rata share based on the ratio of Landlord's Contribution to the total Cost of Tenant's Work, less the retainage, if any, in the contract with respect to such Work, but in no event shall Landlord be required to pay more than Landlord's Contribution. Any retainage amounts held by Landlord shall be paid upon completion of Tenant's Work and Tenant's satisfaction of the final installment conditions set forth in this Section 6. If the Cost of Tenant's Work shall be less than Landlord's Contribution, the difference shall be applied against the next ensuing installment of all Rent due to Landlord from Tenant.

7.    Right of First Refusal.

        (a) Tenant shall have a "Right of First Refusal" during the Term of the Lease to lease the space consisting of 14,741 rentable square feet as shown on Exhibit B (the "First Refusal Space") attached hereto and made a part hereof. Landlord will notify Tenant when Landlord has received a bona fide letter of intent or term sheet (the "Third Party LOI") from a prospective tenant with respect to the First Refusal Space. Landlord's notice shall specify the date of availability and all other material terms and conditions which will apply to such First Refusal Space as contained in the Third Party LOI. Tenant will notify Landlord within two (2) business days of Landlord's notice if Tenant wishes to lease such first Refusal Space from Landlord on the terms and conditions so specified. If Tenant notifies Landlord that it wishes to lease the First Refusal Space, Landlord and Tenant shall execute an amendment of the Lease within an additional fifteen (15) business days incorporating such terms and conditions from the Third Party LOI into the Lease. If Tenant fails to notify Landlord within said two (2) business day period that Tenant intends to lease such First Refusal Space, or Tenant fails to execute an amendment to this Lease within said fifteen (15) business day period (either period, "Tenant's Exercise Period"), Landlord shall be entitled to lease the First Refusal Space to the third party which received the Third Party LOI on such terms and conditions not materially different than those contained in the Third Party LOI. If, however, (i) Landlord fails to enter into a lease with such third party for the First Refusal Space on such terms and conditions not materially different than those contained in the Third Party LOI within sixty (60) days after the expiration of Tenant's Exercise Period, or (ii) Landlord shall determine that it wishes to pursue business terms which are "materially different" from those set forth in the Third Party LOI, then Tenant's Right of First Refusal as to such First Refusal Space shall thereupon be reinstituted for an additional period of two (2) days after Landlord either (1) notifies Tenant that the conditions described in clause (i) above have occurred, or (2) provides Tenant with a new or revised Third Party LOI proposing the different business terms contemplated under clause (ii) above. For purposes of this Section, the term "materially different" means and refers solely to: (a) a "net effective rent" (calculated as a function of the base rental rate, the length of the fixed initial term, the base year, additional rent provisions, the proposed tenant improvement allowance and all other monetary concessions and/or free rent) which is less than 97.5% of the net effective rent described in the original Third Party LOI.

        (b)   If Tenant shall elect to Lease the First Refusal Space in accordance with the provisions of this Section 7, Landlord shall, prior to delivery of the First Refusal Space, modify the entryway to the Premises in accordance with plans prepared by Landlord based upon information supplied by Tenant.

        (c)   Notwithstanding any contrary provision of this Section 7 or any other provision of the Lease, any Right of First Refusal and any exercise by Tenant of any Right of First Refusal shall be void and of no effect unless on the date Tenant notifies Landlord that it is exercising the Right of First Refusal and on the commencement date of the lease agreement for such First Refusal Space (i) this Lease is in full force and effect and (ii) no Event of Default on the part of Tenant has occurred under the Lease which remains continuing and uncured, and (iii) the Tenant named herein is occupying the entire Premises for the conduct of business

8.
Signage.    Section 5.2.2 of the Lease is hereby amended by adding the following sentence to the end thereof: "In addition, for so long as Tenant continues to lease at least 60,000 RSF, Tenant shall also have the right to place a sign on the exterior façade of the Building at a location mutually agreed upon by Landlord and Tenant, subject to Landlord's reasonable approval rights hereunder and the requirements of all Laws, including, without limitation, Tenant obtaining any and all permits and approvals required for such signage."

9.
Option to Extend.    Section 5.4 of the Lease is hereby amended to provide that the Extension Notice from Tenant must be delivered to Landlord not less than nine (9) months, nor more than twelve (12) months prior to the expiration of the Term of the Lease with respect to the Original Premises.

10.
Brokerage.    Landlord and Tenant each represent and warrant to the other that neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this Amendment to the Lease other than Cushman & Wakefield and Meredith & Grew (the "Brokers"). Tenant shall indemnify and hold Landlord harmless from and against any claim or claims for brokerage or other commissions relating to this Amendment asserted by any broker, agent or finder engaged by Tenant or with whom Tenant has dealt other that the Brokers.

11.
Miscellaneous.    Tenant hereby acknowledges that, to its knowledge, (i) Landlord has no undischarged obligations under the Lease to perform any work or improvements to the Premises, other than Landlord's Work; (ii) there are no offsets or defenses that Tenant has against the full enforcement of the Lease by Landlord; (iii) neither Landlord nor Tenant is in any respect in default under the Lease; and (iv) Tenant has not assigned, transferred or hypothecated the Lease or any interest therein or subleased all or any portion of the Premises.

12.
Ratification.    Except as expressly modified by this Amendment, the Original Lease shall remain in full force and effect, and as further modified by this Amendment, is expressly ratified and confirmed by the parties hereto. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the lease regarding assignment and subletting.

13.
Governing Law; Interpretation and Partial Invalidity.    This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts. If any term of this Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Amendment shall be valid and enforceable to the fullest extent permitted by law. The titles for the paragraphs are for convenience only and not to be considered in construing this Amendment. This Amendment contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter. No delay or omission on the part of either party to this Amendment in requiring performance by the other party or exercising any right hereunder shall operate as a waiver of any provision hereof or any rights hereunder, and no waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall be construed as a bar to or waiver of such performance or right on any future occasion.

14.
Counterparts and Authority.    This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Landlord and Tenant each warrant to the other that the person or persons executing this Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Amendment.

[Signatures appear on the following page.]

        IN WITNESS WHEREOF, Landlord and Tenant have duly executed this First Amendment to Lease under seal in one or more counterparts as of the day and year first above written.

LANDLORD:
Wellsford/Whitehall Holdings, L.L.C., a Delaware limited liability
By:	/s/ SIGNATURE ILLEGIBLE
Name:
Authorized Signatory
TENANT:
TechTarget.com, Inc. a Delaware limited liability
By:	/s/ ERIC SOCKOL
	Name:	Eric Sockol
	Title:	CFO

EXHIBIT A
EXPANSION PREMISES

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SECOND AMENDMENT TO LEASE